================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934
                          COMMISSION FILE NUMBER 1-9666

                          Battle Mountain Gold Company
--------------------------------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     333 Clay Street, Suite 4200, Houston, Texas 77002-4103, (713) 650-6400
--------------------------------------------------------------------------------
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                     Common Stock, par value $0.10 per share
                 Series A Junior Preferred Stock Purchase Rights
                        $3.25 Convertible Preferred Stock
--------------------------------------------------------------------------------
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
--------------------------------------------------------------------------------
       (TITLE OF ALL OTHER CLASSES OF SECURITOES FOR WHICH A DUTY TO FILE
                 REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]         Rule 12h-3(b)(1)(i)        [ ]
Rule 12g-4(a)(1)(ii)          [ ]         Rule                       [ ]
                                          12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)           [ ]         Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(ii)          [ ]         Rule                       [ ]
                                          12h-3(b)(2)(ii)
                                          Rule 15d-6                 [ ]

      Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934, Battle Mountain Gold Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 18, 2001                   By: /s/ Timothy J. Schmitt
                                            ------------------------------------
                                            Name: Timothy J. Schmitt
                                            Title:Vice President and Secretary

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

================================================================================